AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

            EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
               (In Thousands, Except Per Share Amounts)

                                                      Year Ended December 31,
                                                            1996         1995

Earnings before extraordinary items                     $261,967     $190,430
Preferred dividend requirement of
  predecessor company                                       -          (6,349)

Net earnings before extraordinary items
  available to common shareholders                       261,967      184,081

Extraordinary items                                      (28,667)         817

Net earnings available to common shareholders           $233,300     $184,898


Computation of primary earnings per common share

Shares used in calculation of per share data:
  Weighted average common shares outstanding              60,801       47,620
  Dilutive effect of assumed exercise of certain
    stock options                                            669          503
  Dilutive effect of assumed conversion of
    certain preferred shares                                  33          -

  Weighted average common shares used to calculate
    primary earnings per share                            61,503       48,123

Primary earnings per common share                           (*)          (*)


Computation of fully diluted earnings per common share

Shares used in calculation of per share data:
  Weighted average common shares outstanding              60,801       47,620
  Dilutive effect of assumed exercise of certain
    stock options                                          1,060          608
  Dilutive effect of assumed conversion of
    certain preferred shares                                  33          -

  Weighted average common shares used to calculate
    fully diluted earnings per share                      61,894       48,228

Fully diluted earnings per common share                     (*)          (*)

Reported earnings per share based on
  weighted average common shares outstanding
Before extraordinary items                                 $4.31        $3.87
Extraordinary items                                         (.47)         .01

Net earnings                                               $3.84        $3.88

(*)  Dilution less than 3%

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